Exhibit 6.2

CERTAIN INFORMATION (IDENTIFIED AS “[OMITTED]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Other Transaction for Prototype Agreement Modification
BETWEEN

AtomBeam Technologies, Inc.
1036 Country Club Dr., Suite 200
Moraga, CA 94563-1949

AND

Space Development Agency
1670 Air Force Pentagon
Washington, DC 20330

CONCERNING

Effective Compaction of Satellite Transmission to Maximize Bandwidth and Data Security

Agreement No.: FA24012390020

Modification Number: P00001

Total Amount of the Agreement: $1,977,583.16

Government Funds Obligated: $1,977,583.16

Funds Obligated Under Current Modification: $776,000.00

Total Industry Cost Share: $0

Authority: 10 U.S.C. §4022

Effective Date:

FOR ATOMBEAM TECHNOLOGIES, INC.	FOR THE SPACE DEVELOPMENT AGENCY

/s/ Charles Yeomans	/s/ David Sharp. L
Charles Yeomans, CEO	David Sharp, Agreements Officer

The purposes of this modification are as follows:

a.	Incorporate extended scope into the Agreement;

b.	Fund the Agreement in the amount of $776,000.00;

c.	Extend the Period of Performance;

d.	Revise Article I: Scope of the Agreement;

e.	Revise Article IV: Agreement Administration;

f.	Revise Attachment 1 Statement of Work;

g.	Revise Attachment 2 Schedule of Milestones and Payments;

h.	Update the Agreements Officer Representative and Administrative Agreements Officer information;

i.	Update the Administrative Office DoDAAC information;

j.	Incorporate the Prohibition On A Bytedance Covered Application Article into the agreement; and

k.	Incorporate the Duty Free Article into the Agreement.

Pursuant to Article III.B., the Agreement is modified as follows with the changes in bold italics:

1.	The first page of the Agreement is updated as follows:

•	Total Amount of the Agreement increases by $776,000.00 from $1,201,583.16 to $1,977,583.16

•	Government Funds Obligated increase by $776,000.00 from $1,201,583.16 to $1,977,583.16

Summary of Current Value and Funding of the Agreement

Mod	PR	CLIN	SubCLIN	ACRN	CLIN Value	Obligated Amount
BASIC		0001			$1,201,583.16
BASIC	HQ0642388623		000101	AA		$1,201,583.16
P00001	F4FBEQ5168A005		000102	AB	$776,000.00	$776,000.00

Note for DFAS: Use Oldest Funds First.

Funding Information

AA	$1,201,583.16
Purchase Requisition: HQ0642388623
Line of Appropriation:
^^^097^2022^2023^^0400^000^^255^D^0605502SDA^^^^^5700^00008522^012215^SDA^SD
A – Space Deve^SDA_060605502SDA197^22_0400_0605502^255.00 R&D Cont^^^

AB	$776,000.00
Purchase Requisition: F4FBEQ5168A005
Line of Appropriation: 5753620 HM5 RLSB 663005 60022K 82100 C5502S 503000 F03000
CSN:ESD015 ALD:M FSR: 108555 PSR: 048134 DSR: 060066

2. Article I: Scope Of the Agreement is updated as follows:

A. Background

AtomBeam will deliver and test its Compaction software for data transmitted by military satellites. By reducing individual messages by 75% in real time, Compaction averages 4x effective expansion of telemetry, tracking and similar types of machine data communications bandwidth, with no added hardware. The technology is lossless, improves battery life and offers benefits in expanded bandwidth similar to launching new satellites. Compaction also adds security, heavily obfuscating and secures data in the same, light computing step. Computing requirements are minimal and apply to virtually any device or network. The technology can be deployed quickly and cost effectively as a software upgrade to existing network equipment. The goal of this Phase II will be to a) demonstrate that for relevant DoD data, Compaction will increase effective bandwidth by 2-4x, and b) provide a practical roadmap for how Compaction can be widely and rapidly integrated in DoD SATCOM connected devices to benefit Government users. AtomBeam will receive the support of Lockheed Martin Corporation in this effort, who will provide test and evaluation facilities as well as personnel for work with classified data and other collaboration input. AtomBeam shall test datasets over SDA satellites and provide SDA with detailed reports showing that for Link 16, tracking, telemetry, and other machine data AtomBeam Compaction will enable the warfighter to send and receive at least double, and an average of quatruple more data than with non-AtomBeam encoded data without significant added latency or computational power.

3. Article IV: Agreement Administration is updated as follows:

A.            Government Points of Contact:

[Omitted]

4.      Article V: Obligation And Payment Section B.5.is updated as follows:

The Performer is required to utilize the WAWF system when processing invoices and receiving reports under this Agreement. The Performer shall (i) ensure an Electronic Business Point of Contact is designated in System for Award Management (SAM) at http://www.sam.gov and (ii) register to use WAWF at the https://piee.eb.mil site, within ten (10) calendar days after award of this Agreement. Step-by-step procedures to register are available at the https://piee.eb.mil site. The Performer should submit a copy of the AOR approval of the milestone with each invoice.

[Omitted]

g.	The following guidance is provided for invoicing processed under this Agreement through WAWF:

•	The AOR identified in Article IV, "Agreement Administration" shall continue to formally inspect and accept the deliverables/ milestones. To the maximum extent practicable, the AOR shall review the deliverable(s)/ milestone report(s) and either: 1) provide a written notice of rejection to the Performer which includes feedback regarding deficiencies requiring correction, or 2) written notice of acceptance to the AAO and AO.

•	The Performer shall send an email notice to the AOR and upload the AOR approval as an attachment upon submission of an invoice in WAWF (this can be done from within WAWF).

•	Payments shall be made by [Omitted].

•	The Performer agrees, when entering invoices entered in WAWF, to utilize the contracting line item number (CLIN) and accounting classification reference number (ACRN) associated with each milestone as delineated at Attachment 2. The Performer agrees that the Government may reject invoices not submitted in accordance with this provision.

h.	Payee Information:

•	Cage Code: [Omitted]

•	Unique Entity ID: [Omitted]

5. Incorporate Article XVI: Prohibition On A Bytedance Covered Application into the agreement:

ARTICLE XVI:	PROHIBITION ON A BYTEDANCE COVERED APPLICATION

(a) Definitions. As used in this Article—

Covered application means the social networking service TikTok or any successor application or service developed or provided by ByteDance Limited or an entity owned by ByteDance Limited.

Information technology, as defined in 40 U.S.C. 11101(6)—

(1) Means any equipment or interconnected system or subsystem of equipment, used in the automatic acquisition, storage, analysis, evaluation, manipulation, management, movement, control, display, switching, interchange, transmission, or reception of data or information by the executive agency, if the equipment is used by the executive agency directly or is used by a contractor or performer under a contract or agreement with the executive agency that requires the use—

(i) Of that equipment; or

(ii) Of that equipment to a significant extent in the performance of a service or the furnishing of a product;

(2) Includes computers, ancillary equipment (including imaging peripherals, input, output, and storage devices necessary for security and surveillance), peripheral equipment designed to be controlled by the central processing unit of a computer, software, firmware and similar procedures, services (including support services), and related resources; but

(3) Does not include any equipment acquired by a Federal contractor or performer incidental to a Federal contract or agreement.

(b) Prohibition. Section 102 of Division R of the Consolidated Appropriations Act, 2023 (Pub. L. 117-328), the No TikTok on Government Devices Act, and its implementing guidance under Office of Management and Budget (OMB) Memorandum M-23-13, dated February 27, 2023, “No TikTok on Government Devices” Implementation Guidance, collectively prohibit the presence or use of a covered application on executive agency information technology, including certain equipment used by Federal contractors. The Performer is prohibited from having or using a covered application on any information technology owned or managed by the Government, or on any information technology used or provided by the Performer under this agreement, including equipment provided by the Performer’s employees; however, this prohibition does not apply if the Agreements Officer provides written notification to the Performer that an exception has been granted in accordance with OMB Memorandum M-23-13.

(c) Subcontracts or Sub-agreements. The Performer shall insert the substance of this article, including this paragraph (c), in all subcontracts or sub-agreements, including subcontracts or sub-agreements for the acquisition of commercial products or commercial services.

6.     Incorporate Article XVII, Duty Free Entry into the Agreement therefore also modifying the sequence numbers on the subsequent articles:

ARTICLE XVII: DUTY FREE ENTRY

i.	DFARS 252.225-7001 Buy American and Balance of Payments Program –Basic (Feb 2024)

ii.	DFARS 252.225-7002 Qualifying Country Sources as Subcontractors (Mar 2022)

iii.	DFARS 252.225-7013 Duty Free Entry (Nov 2023)

7.    Attachment 1 Statement of Work is replaced with Attachment 1A Statement of Work P00001.

8.    Attachment 2 Schedule of Milestones and Payments is replaced with Attachment 2 Schedule of Milestones P00001.

9.    Consequently, the Agreement has been updated as follows:

ATTACHMENTS

ATTACHMENT 1 Statement of Work (P00001) [Omitted]

ATTACHMENT 2 Schedule of Milestones and Payments (P00001) [Omitted]

ATTACHMENT 3 Data Assertions Table [Omitted]